Exhibit 99.1

Hongli Clean Energy Technologies Corp. Announces Receipt of Delinquency Letter from
NASDAQ Relating to Fiscal 2016 Form 10-K

PINGDINGSHAN, China, Oct. 18, 2016 (PR NEWSWIRE) -- Hongli Clean Energy Technologies Corp. (NASDAQ:CETC) (“Hongli” or the “Company”), a vertically integrated producer of clean energy products located in Henan Province, China, today announced today that it has received a letter from The NASDAQ Stock Market ("NASDAQ") notifying the Company that it is not in compliance with NASDAQ Listing Rule 5250(c)(1) because it has not filed its Annual Report on Form 10-K for the period ended June 30, 2016 in a timely manner with the Securities and Exchange Commission (the “SEC”). NASDAQ Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the SEC.

As previously disclosed, the Company received a notification letter (the “Notice”) from the NASDAQ advising the Company that for 30 consecutive business days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”). The Company was provided 180 calendar days, or until March 28, 2016, to regain compliance with the Minimum Bid Price Rule. The Company was unable to regain compliance with the Minimum Bid Price Rule by March 28, 2016. On April 4, 2016, NASDAQ granted the Company an additional 180 calendar days, or until September 26, 2016, to regain compliance with the Minimum Bid Price Rule. As of the date hereof, the Company has not regained compliance with the Minimum Bid Price Rule though it is in the process of completing a one-for-ten reverse stock split.

On September 28, 2016, the Company received a Determination letter (the “Letter”) from the NASDAQ notifying the Company of the NASDAQ Staff’s determination (the “Determination”) to delist the Company’s securities from the NASDAQ Capital Market due to its failure to regain compliance with the $1.00 per share minimum required for continued listing on the NASDAQ Capital Market pursuant to the Minimum Bid Price Rule, after the second 180 calendar day compliance period.

On October 5, 2016, the Company requested an appeal of the Determination with the NASDAQ. Accordingly, the delisting action referenced in the Letter, including suspension of the trading of the Company’s common stock and filing of Form 25-NSE with the Securities and Exchange Commission (the “SEC”), has been stayed, pending a final written decision by the NASDAQ Hearings Panel (the “Panel”) following Company’s oral appeal hearing scheduled for November 17, 2016. At the hearing, the Company intends to present a plan to regain compliance with the Minimum Bid Price Rule and request that the Panel allow the Company additional time within which to regain compliance.

Because the Company is already before the Panel for its failure to comply with the Minimum Bid Price Rule, the Company will have until October 19, 2016 to request a stay of the suspension, pending the Panel’s decision. In response to NASDAQ’s delinquency letter, the Company intends to request a stay of suspension by October 19, 2016 and address this additional deficiency in front of the Panel.

About Hongli Clean Energy Technologies Corp.

Previously known as SinoCoking Coal and Coke Chemical Industries, Inc., Hongli Clean Energy Technologies Corp. (“Hongli” or the “Company”) is a Florida corporation and an emerging producer of clean energy products located in Pingdingshan City, Henan Province, China. The Company has historically been a vertically-integrated coal and coke processor of basic and value-added coal products for steel manufacturers, power generators, and various industrial users. The Company has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. The Company also produces and supplies thermal coal to its customers in central China. The Company currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and PingdingshanHongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province PingdingshanHongli Coal & Coke Co., Ltd., Baofeng Coking Factory, BaofengHongchang Coal Co., Ltd., BaofengHongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., BaofengShuangri Coal Mining Co., Ltd., and BaofengXingsheng Coal Mining Co., Ltd.

For additional information on the Company, please go to http://www.cetcchina.net/ or refer to the company's periodic reports filed with the Securities and Exchange Commission (http://www.cetcchina.net/sec-filings.html). Investors wishing to receive the Company's corporate communications as they become available may go to the company's Investor Relations site (http://www.cetcchina.net/corporate-overview.html) and register under Email Alerts.

Also, investors may submit questions directly to Mr. Lv and his staff to receive non-confidential information about the company's operations and products at the company's "Ask Management" blog (http://www.cetcchina.net/ask-management.html).

Forward-Looking Statements

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans," "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think," "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Company Contact:

Jianhua Lv, CEO

Phone: + 86-375-2882-999

Email: lvjianhua@sinocoking.net

Website: http://www.cetcchina.net/